UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2026

FLOWSERVE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 700, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.25 Par Value	FLS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 5, 2026, Flowserve Corporation, a New York corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein, relating to the offering and sale of $500 million aggregate principal amount of the Company’s 5.700% Senior Notes due 2036 (the “Notes”).

The terms of the Notes will be governed by that certain Indenture, dated as of September 11, 2012, between the Company and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Base Indenture”), and a related supplemental indenture, to be dated as of May 12, 2026, setting forth the specific terms applicable to the Notes.

The offering of the Notes is expected to close on May 12, 2026, subject to the satisfaction of customary closing conditions contained in the Underwriting Agreement. The Company intends to use the net proceeds from the offering of the Notes to fund the purchase price for the acquisition of Trillium Flow Technologies Valves Division (the “Trillium Flow Acquisition”) and any remaining proceeds for general corporate purposes, which may include the repayment of outstanding indebtedness. If (i) the Trillium Flow Acquisition is not consummated on or prior to February 4, 2027, or such later date as the parties to the purchase agreement may agree as the “Longstop Date” thereunder, or (ii) the purchase agreement related thereto is terminated without the Trillium Flow Acquisition being consummated, the Company intends to use the net proceeds from the offering of the Notes, together with borrowings under its revolving credit facility (the “Revolving Facility”) or cash on hand, or a combination thereof, if necessary, to redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest thereon, if any, to the redemption date.

The Notes are being offered and sold under a Registration Statement on Form S-3 (Registration No. 333-286219) and are described in a Prospectus Supplement dated May 5, 2026.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, indemnification rights and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with the Company or its affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are lenders under the Revolving Facility.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 5, 2026, among Flowserve Corporation and BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Flowserve Corporation

Date: May 6, 2026	By:	/s/ Amy B. Schwetz
Amy B. Schwetz
Senior Vice President, Chief Financial Officer